June 22, 2009

Dear Fellow Stockholder:

As we near the halfway mark for 2009, we continue to be thankful for the strengths that have kept Piedmont resilient. Our heritage of low-leverage and high-quality tenants and properties has served us well. With limited funding available in the equity and debt markets, we have endeavored to maintain the wise use of our valued capital resources. At the same time, finding a liquidity alternative at a fair price to our stockholders remains a top priority.

You'll notice that the accompanying account statement is redesigned and contains your dividend confirmation for the second quarter of 2009. The dividend amount remains stable and unchanged from the first quarter of 2009 at $0.105 per share.

Reflections on stockholder tour

Thanks very much to all of you who recently took the time to attend one of our regional stockholder meetings. Traveling across the country and meeting so many fellow stockholders face-to-face was encouraging and motivating. For those of you who were unable to come to one of these meetings, please take a moment to visit the newly updated Investor Relations section on our Web site at www.piedmontreit.com where we've posted a recent version of the stockholder tour presentation. We will continue to periodically revise this information with updated data. You also can sign up on this Web site to receive e-mail notifications of our future SEC filings and press releases. Along with the savings from the new statement redesign, e-mail alerts are another economical way for us to provide clear and timely stockholder communications.

Current economic conditions

While uncertainties in the commercial real estate market persist, some economic indicators are starting to show slight improvement. However, the unemployment rate continues to climb, and this is the economic indicator with perhaps the greatest impact on our business. Also, because employers frequently will delay hiring decisions until the overall economic outlook becomes generally positive, growth in office sector employment may lag. In our view, the only sectors of the economy producing new jobs and absorbing office space right now are government and healthcare. Therefore, we anticipate facing a challenging leasing environment over the next two to three years. Even with these market conditions in mind, we believe that we have the ability to weather these challenges and that Piedmont remains in a strong position relative to many of our peers.

Individual stockholder liquidity remains a high priority for Piedmont. Unlike most firms in our industry, we reopened our Share Redemption Program in April and repurchased $70 million of Piedmont stock related to ordinary redemptions and $11 million of stock related to death and required minimum distributions (RMDs). Those redemption checks were mailed by the end of May. We still have approximately $20 million allocated for the remainder of 2009 for additional redemptions related specifically to death and RMDs. If you have questions about the status of your particular redemption request, please refer to the Investor Frequently Asked Questions - Share Redemption Program section of our Web site or contact an Investor Relations Specialist at 1-800-557-4830.

Once again, we very much appreciate your continued support of Piedmont.

Donald A. Miller, CFA

Chief Executive Officer

Piedmont Office Realty Trust, Inc.